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                                                                      EXHIBIT 14

                            MATRIXX INITIATIVES, INC.

                                 CODE OF ETHICS

INTRODUCTION

         Matrixx Initiatives, Inc., including its subsidiaries, ("Matrixx" or the "Company") is committed to achieving and maintaining the highest ethical standards in the conduct of its business. An uncompromising adherence to ethical excellence is integral to creating and sustaining a top-level business culture at Matrixx.

         The term "ethics" refers to principles that define behavior as right, good and proper. Such principles do not always dictate a single "moral" course of action, but provide a means of evaluating and deciding among competing courses of action. There are six pillars of ethical values that we believe help us filter through these choices:

         - Trustworthiness - When others trust us, they give us greater leeway because they feel we do not need monitoring to ensure that we will meet our obligations.

         - Respect - Everyone has a right to be treated with dignity and respect. In doing so, we have a responsibility to be the best we can be in all situations, even when dealing with challenging or unpleasant people.

         - Responsibility - The conduct of business, and life in general, is full of choices. Being responsible means being in charge of our choices and thereby, our lives. It means being accountable for what we do and who we are.

         - Fairness - Acting and making decisions based on fairness implies an adherence to a balanced standard of justice without reference to one's own bias or interests.

         - Caring - It is the heart of ethics, because ethics is ultimately about good relations with other people.

         - Citizenship - These are civic virtues and duties that prescribe how we ought to behave as part of a community.

         This Code of Ethics is intended to conform to the requirements of the Sarbanes-Oxley Act of 2002 in that it applies to the Company's Chief Executive Officer, Chief Financial Officer and any other senior financial officer of the Company who may hold office from time to time (including a controller and/or chief accounting officer) and any other person performing functions similar to those of a senior financial officer of the Company. This Code of Ethics also applies to each other officer and each employee and director of the Company, as well as any consultant or other professional advisor to the Company while engaged to work for or on behalf of the Company.

         This Code of Ethics will be available for viewing on the Company's internet website at www.matrixxinc.com and will be filed each year as an exhibit to the Company's annual report on

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Form 10-K. The Company will publicly disclose (i) any change to this Code of
Ethics that applies to any officer or director of the Company, or any other person performing functions similar to those of a senior financial officer, and
(ii) the grant of a waiver to any such individual of any provision of this Code of Ethics (which waiver will be subject to prior approval by the Company's independent directors). Such public disclosure will be made by the filing with the Securities and Exchange Commission (the "SEC") of a report on Form 8-K and/or the prompt disclosure of such change on the Company's internet website.

MATRIXX'S CODE OF ETHICS

         The directors, officers and employees of Matrixx and any professional advisors of Matrixx, while they are engaged to work for or on behalf of the Company, (all of whom may sometimes be referred to herein as "Members" of the Company) must at all times conduct themselves and their activities on behalf of the Company with uncompromising honesty and integrity. Business ethics are no different from personal ethics. Members of Matrixx are expected to adhere to the highest ethical standards regardless of personal interests, industry customs or the demands of others. They are expected to be honest and forthright in dealing with each other and with the Company's customers, vendors, advisors and other third parties. This approach should be consistent and habitual. Doing the right thing means doing it right every time. Matrixx's philosophy is that the Company's business practices should be compatible with the commercial, economic and social priorities of any locale in which it operates. While the style of commercial dealings may vary among certain industries and in different cultures, we believe that honesty and integrity must always characterize our business activity and will never be the subject of criticism.

         Every Member of the Matrixx family, whether he or she works for us within the Company or with us as an outside advisor, is at all times expected to:

         - act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships, and, in cases where an actual or apparent conflict of interest arises, taking appropriate and timely action to notify management of such conflict and to remove him or herself from the situation that gives rise to the conflict;

         - comply with all applicable laws, regulations and rules of federal, state, local and foreign governments and regulatory authorities;

         - ensure that information provided in the Company's periodic reports filed with the SEC and in other public communications is accurate, complete, fair, objective, relevant, timely and understandable;

         - act responsibly and in good faith in the execution of his or her duties, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be compromised;

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         -        respect applicable obligations of confidentiality when dealing with Company or third party information in the course of one's work, and not use any such information for personal advantage or gain;

         - proactively promote ethical behavior as a responsible partner among peers in the workplace, including promptly reporting to appropriate persons within the Company any actual or suspected violation of this Code of Ethics (see "Reporting Ethical Violations" below); and

         -        make responsible use of the Company's assets and resources.

         There is no finite list of actions that one can point to as constituting ethical conduct. Nor for that matter is there a finite list of actions that constitute unethical conduct. The practice of conducting oneself ethically and with integrity comes not from a guidebook but from one's own system of well-formed beliefs and values. That being said, at a minimum, the following are a number of specific rules of conduct that are expected to be adhered to at all times by Matrixx's Members.

Discrimination & Harassment

         Matrixx is committed to ensuring that its Members work in an environment of mutual respect, free of intolerance, harassment and discrimination. No Member of Matrixx will harass or discriminate against any person, including, without limitation, any other Member, any customer or any vendor of the Company, based on gender, age, race, religion, national origin or sexual orientation.

Conflicts of Interest

         Members of Matrixx must carefully avoid any personal activity, investment or association which interferes, or could be reasonably expected to interfere, with their good judgment concerning their professional responsibilities and the Company's best interests. Members of the Company may not exploit their position within, or relationship to, the Company for personal gain (including the personal gain of any family member, friend or personal or business associate). For example, it is a likely conflict of interest if a
Member:

         - causes the Company to engage in any business transaction with a relative, friend or personal or business associate of such Member, unless such relationship has been fully disclosed to the Company's Board of Directors and such transaction has been subsequently approved by the Board, (with such matters noted in the minutes of the applicable Board meeting);

         - uses non-public Company, client or vendor information, including, without limitation, financial results or information about a pending material transaction, for the personal gain of such member or any relative, friend or other personal or business associate of such Member (including securities-related transactions based on such information);

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         -        takes personal advantage, or facilitates a family member,
                  friend or personal or business associate taking advantage, of a business opportunity that arises or is made known to such Member as a result of his or her relationship with the Company;

         - has more than a nominal interest (as a stockholder, lender or otherwise) in any vendor, client or competitor of the Company; or

         - competes or takes actions to compete with the Company, or obtains employment with, or joins the board of directors or similar governing body of, a competitor of the Company.

         There are other situations in which a conflict of interest, actual or apparent, may arise. Members of Matrixx are expected to use their reasonable judgment before embarking on any personal course of action that could reasonably be construed as being in conflict with their professional obligations and the best interests of the Company, and to discuss with management or, if appropriate in the circumstances, the Chairman of the Board of Directors, any concerns they may have regarding the actions of any other Member that may pose such a conflict. See "Reporting Ethical Violations" below.

Gifts, Bribes and Kick-backs; Political Contributions

         Except for modest gifts, gratuities or special privileges given or received in the normal course of business (including reasonable entertainment or items valued under $200), no director, officer or employee of Matrixx nor any relative thereof may give to or receive from any customer or vendor of the Company or any other person having decision-making authority that may affect the business or affairs of the Company (including, without limitation, any governmental or regulatory authority) any gift, gratuity or special privilege. Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuity or gift by their employees, including meals and entertainment. Representatives of Matrixx who deal with these individuals from time to time must be aware of and strictly follow these prohibitions. The paying or receiving of a bribe or kick-back by any Member of Matrixx, or the authorizing of the making of a bribe or kick-back is strictly prohibited. A bribe or kick-back includes any item or benefit not expressly required or permitted by law to be given or paid that is intended to improperly obtain favorable treatment.

         No gift, gratuity or special privilege in excess of a nominal value of $200.00 (as reasonably judged by the recipient thereof) may be accepted by any director, officer or employee of the Company except:

         - where it is given on a personal occasion, such as a marriage or retirement, and is still not less than $500.00 in value;

         - where the refusal of such gift, gratuity or special privilege would cause offense to the giver or embarrassment to the Company, in which case it may be accepted on behalf of the Company, provided that (i) its receipt is promptly reported to the recipient's immediate supervisor and appropriate corporate officer(s) and is recorded in the

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                  Company's records regarding gifts, and (ii) it is turned over by the recipient to the Company; or

         - where the item in question is the participation in a customer, vendor, advisor or trade association social activity and where
                  (i) each participating director, officer or employee believes that his or her participation will not affect his or her judgment with respect to the affairs of the Company, and (ii) if the value of such participation is reasonably believed by such participant to exceed $500, such participation is approved in advance by such individual's immediate supervisor (or in the case of the Chairman of the Board of Directors, by a majority of the other directors and the Chief Financial Officer).

         No director, officer or employee of Matrixx may make any direct or indirect political contribution in the name of or on behalf of the Company or any subsidiary thereof where such contribution is prohibited by law. For legal political contributions, no director, officer or employee of the Company may make or cause such a contribution to be made, except for the Chief Executive Officer of the Company who may do so only with the express approval of the Board of Directors. Directors, officers and employees of the Company are free to engage in political activity and make political contributions on their own time and using their own resources, provided that no such political activity is conducted on the Company's premises or using the Company's property or resources.

Improper Use or Theft of Company Property; Computer Use

         Every director, officer and employee of Matrixx must safeguard the Company's property against loss, willful or careless damage or theft, and may not take or use such property for personal gain. In addition to tangible property such as computer equipment and software, Company property includes confidential (i.e., non-public) information regarding the Company, its customers and vendors. Members of Matrixx are expected to take reasonable precautions to secure all Company property within their control to prevent its theft or unauthorized use or reproduction by third parties.

         Matrixx permits limited personal use of its computer systems by directors, officers and employees for email and accessing the internet during normal business hours (such as for obtaining occasional news or stock market reports or for making travel arrangements), provided that such individuals use good judgment and discretion when making use of such resources and such use does not interfere with the performance of such individuals' duties. When using Company computer resources, the following practices are considered to be inappropriate and are strictly prohibited:

         - searching for, obtaining, downloading or transmitting obscene, sexually-oriented, threatening, racially offensive, harassing or illegal material, or printing text or graphic information which exceeds the bounds of generally accepted standards of good taste;

         - engaging in any activity which would interfere with or disrupt network users, services or equipment, or compromise the data security of the Company or any other company, organization or agency;

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         -        engaging in personal commercial activities or unsolicited
                  commercial advertising, solicitations or political lobbying;

         -        engaging in recreational games, including, internet gambling;
                  and

         - accessing, downloading or transmitting data or information in violation of copyright laws or copying Company-licensed software in violation of the terms of any such license.

         While the Company does not intend to regularly monitor internet usage or email transmissions, it may do so from time to time if specific circumstances warrant such action. The Company reserves the right to disclose any such monitoring results to law enforcement officials.

Securities Trading Using Inside Information

         No Member of Matrixx may trade in the securities of the Company when he or she is in possession of material, non-public information about the Company, including, without limitation, information about earnings, finances, material transactions, regulatory matters or the hiring, engagement or departure of any executive, officer, director or professional advisor. Information is "material" if it would influence a reasonable investor's decision to buy or sell securities of the Company. Individuals who obtain material, non-public information about the Company are prohibited by federal and state laws from buying or selling Company securities and from communicating (or "tipping") such information to others, including family members, friends and other personal or business associates. A violation of these prohibitions can result in civil and criminal proceedings being brought against the persons involved and will result in the immediate termination of such person's employment or engagement with the Company. If any Member of Matrixx is uncertain as to whether or not he or she may trade in Company securities at a particular time based on non-public information that he or she has at such time, such individual is expected to consult with senior management regarding such concern, and in any event, to exercise due caution and restraint.

Accounting and Financial Reporting

         Matrixx's accounting records are relied upon to produce reports for the Company's management, creditors, shareholders and regulators, among others. All Company accounting records and reports produced from such records must be kept and presented in accordance with the laws of each applicable jurisdiction and must accurately and fairly reflect in reasonable detail the Company's assets, liabilities, revenues and expenses. While the Chief Executive Officer and Chief Financial Officer of Matrixx are ultimately responsible for the integrity of the Company's financial accounting and reporting, it falls to all Members of the Company to ensure that false or intentionally misleading entries are not made in the Company's accounting records. In preparing, maintaining and presenting the Company's financial records, compliance with generally accepted accounting principles and the Company's internal accounting controls are expected at all times.

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Treatment of Confidential Information

         The unauthorized use or disclosure of confidential, privileged or proprietary information of the Company, any of the Company's competitors or any of the Company's vendors or licensors is prohibited. Members of the Company must respect applicable obligations of confidentiality when dealing with confidential third party information in the course of their work, and not make unauthorized use of any such information - whether for the intended benefit of the Company or for personal advantage or gain. Particular care must be taken when dealing with any client, ex-client, employee or ex-employee of any competitor, vendor or licensor. Each Member is expected to abide fully by the terms and intent of any confidentiality or non-disclosure agreement to which he, she or the Company is a party or by which he, she or the Company is bound. Any intentional violation of Company or third-party intellectual property rights is prohibited.

Compliance with Laws

         Members of Matrixx are expected to comply at all times with all federal, state, local and foreign laws and regulations affecting the Company and its business. If any Member is uncertain about the existence or effect of a particular law on his or her conduct on behalf of the Company, such individual should consult with management. If appropriate, management is further encouraged to consult with the Company's legal advisors to determine appropriate action. In particular, and without limiting the generality of the foregoing statements:

         - Any action taken to intentionally evade the payment of any tax, or the violation of any law relating to taxation of property, services, sales, income or any other matters, including failure to file reports or returns on a timely basis (other than with the approval of the applicable taxing authority) or filing false or fictitious reports or returns, is prohibited.

         - Any action taken to intentionally circumvent the requirements of any federal, state, local or foreign health or safety law applicable to the Company's products, or any action taken to intentionally mislead the U.S. Food and Drug Administration or any other health and safety regulator regarding the safety and efficacy of the Company's products is prohibited.

         - Any action taken to intentionally mislead the investing public, the SEC, the Nasdaq National Market or any other federal or state securities regulatory authority regarding the Company's business, legal or financial affairs or regarding any material event or circumstance affecting the Company (including any failure to make necessary public disclosures in respect thereof) is prohibited.

         - Any action taken to circumvent or otherwise violate the laws of any country relating to the importation or exportation of any good or commodity, including the neglect or filing of false or fictitious declarations, bills of lading or other documents, is prohibited.

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Fair Dealing

         No Member of Matrixx should take unfair advantage of any customer, vendor, competitor or other Member of the Company through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Aggressive marketing should not include misstatements, innuendo or unfounded rumors about the Company's competition. The Company's sales and marketing personnel are expected to comply with all applicable fair competition and anti-trust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. Matrixx makes its purchasing decisions based solely on consideration of price, quality, service and reliability of the Company's vendors. The Company's employees are expected to abide by this practice and to avoid other unethical practices such as receiving (or attempting to receive) bribes or kick-backs or making unfounded threats to take the Company's business to other competitors.

Covering-Up Mistakes; Falsifying Records

         The Members of Matrixx are human beings, and human beings sometimes make mistakes. These are normally correctable and, therefore, forgivable. What is not acceptable to the Company are efforts to cover-up mistakes or the effects thereof. Mistakes should never be covered up, but rather should be immediately and fully disclosed to the Company's management and promptly corrected. The covering-up or falsification of any Company, client or third-party record or report is prohibited.

REPORTING ETHICAL VIOLATIONS

         The conduct of each Member of the Matrixx family can help to establish and reinforce an ethical atmosphere and positively influence the conduct of fellow Members. Ethical misconduct on the part of one person cannot be excused or explained merely because it was directed or requested by another. In this regard, Matrixx's directors, officers, employees and outside advisors are expected to immediately alert management or, if appropriate, the Chairman of the Board of Directors, whenever an illegal, dishonest or unethical act by or on behalf of any Member of the Company is discovered or suspected.

         In no event will a director, officer, employee or advisor of Matrixx who in good faith reports any suspected or actual ethical misconduct face any retaliation from the Company, and the Company's management will use all resources at its disposal to prevent any such retaliation from being committed by any other Member of Matrixx. Nevertheless, any person who wishes to remain anonymous in reporting misconduct may do so by sending an anonymous note marked "Personal and Confidential" containing appropriate details of the alleged misconduct, together with relevant documents (if any), to any or all of the Company's Chairman of the Board, Chief Executive Officer and/or Chief Financial Officer, care of the Company's main office address.

CODE AND POLICY VIOLATIONS

         A failure by any director, officer, employee or advisor of Matrixx to comply with this Code, any applicable law or regulation governing the Company and the conduct of its business, or any other Company policy or rule may result in disciplinary action up to and including

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termination of employment or engagement and, if warranted the institution of civil or criminal proceedings. Nothing in this Code constitutes a contract of employment with any individual.

CONCLUSION

         It ultimately falls to each director, officer and employee of Matrixx to be a guardian of the Company's ethics and, thereby, its reputation. It is as important to abide by the spirit of the Company's high ethical standards as it is to comply with the particular standards and guidelines described in this Code. In this regard, Members of the Matrixx family, while conducting themselves in accordance with the provisions hereof, are expected to take a universal approach to conducting themselves in all aspects of their work for Matrixx, with a view to satisfying the highest levels of personal and professional integrity, honesty, judgment and ethics. If at any time a Member of the Company is unsure about the ethical nature of a proposed course of conduct, he or she should ask himself or herself the following questions:

         - Will my actions be ethical in every respect and fully comply with applicable laws and with Company policies?

         - Will my actions be improper or have the appearance of impropriety?

         - Will my actions be questioned by my supervisors, associates, clients, advisors, family and/or the general public?

         - Am I trying to misrepresent to anyone the propriety of my actions?

         If a Member of the Company is uncomfortable with his or her response to any of the above questions, he or she should not take the contemplated course of action without first discussing it further with his or her superiors within the Company or, if appropriate, with outside legal counsel. Any member of the Matrixx family who ignores or violates any of the Company's ethical standards or who penalizes a subordinate or co-worker for trying to follow these ethical standards will be subject to corrective action, including immediate dismissal. Matrixx hopes that all of its directors, officers, employees and outside advisors share its belief that a dedicated commitment to ethical behavior is the right thing to do, makes good business sense and provides a firm footing for Matrixx to be a leader in business and a good corporate citizen.

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